EXHIBIT 99.1

FERRELLGAS ACQUIRES FLORIDA-BASED WILLIAMS PANHANDLE PROPANE

Strategic addition of long-time retailer opens new markets for Ferrellgas

OVERLAND PARK, KS (July 21, 2011) — Ferrellgas Partners, L.P. (NYSE:FGP) today announced the acquisition of Williams Panhandle Propane, an independent propane retailer with locations in Tallahassee and Carrabelle, Florida. The acquisition opens new market areas for Ferrellgas and marks the partnership’s fifth acquisition since the start of its fiscal year, which began August 1, 2010. Terms of the deal were not disclosed

“The addition of Williams Panhandle provides us with a significant strategic improvement in Florida’s growing state capital, as well as along its Gulf coast,” President and Chief Executive Officer Steve Wambold says. “This acquisition also gives us the opportunity to service an attractive market area that complements existing Ferrellgas operations. We look forward to continuing Williams’ tradition of excellent service to the residents and businesses throughout the area.”

This most recent purchase adds to the approximately 225 acquisitions the company has completed in its more than 70-year history. During that time, Ferrellgas has grown from a single-location, independently owned propane retailer to a publicly traded company that is one of the largest propane retailers in the United States.

Ferrellgas Partners, L.P. is a Fortune 1000 company and, through its operating partnership, Ferrellgas, L.P., serves approximately one million customers in all 50 states, the District of Columbia, and Puerto Rico. Ferrellgas employees indirectly own more than 20 million common units of the partnership through an employee stock ownership plan. More information about the company can be found at http://www.ferrellgas.com.

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Contact:

Jim Saladin, Media Relations - 913-661-1833 or jimsaladin@ferrellgas.com
Tom Colvin, Investor Relations - 913-661-1530 or thomascolvin@ferrellgas.com